Exhibit 99.1
Tenet Completes Sale of Six Hospitals in California

DALLAS – April 1, 2024 --Tenet Healthcare Corporation (NYSE: THC) today announced that it has completed the sale of six hospitals and related operations in California consistent with previously disclosed terms.

Tenet completed the sale of its four Orange County and Los Angeles County hospitals and related operations to UCI Health – consistent with the approval of the University of California Board of Regents. The completed transaction includes Fountain Valley Regional Hospital, Lakewood Regional Medical Center, Los Alamitos Medical Center, Placentia-Linda Hospital, and related operations.

Tenet completed the sale of its two San Luis Obispo hospitals and related operations to Adventist Health. The completed transaction includes Sierra Vista Regional Medical Center, Twin Cities Community Hospital, and related operations.

About Tenet Healthcare

Tenet Healthcare Corporation (NYSE: THC) is a diversified healthcare services company headquartered in Dallas. Our care delivery network includes United Surgical Partners International, the largest ambulatory platform in the country, which operates ambulatory surgery centers and surgical hospitals. We also operate a national portfolio of acute care and specialty hospitals, other outpatient facilities, a network of leading employed physicians and a global business center in Manila, Philippines. Our Conifer Health Solutions subsidiary provides revenue cycle management and value-based care services to hospitals, health systems, physician practices, employers, and other clients. Across the Tenet enterprise, we are united by our mission to deliver quality, compassionate care in the communities we serve. For more information, please visit www.tenethealth.com.

Investor Contact
Will McDowell
469-893-2387
William.McDowell@tenethealth.com

Media Contact
Robert Dyer
469-893-2640
mediarelations@tenethealth.com